Exhibit 99.1

Theriva™ Biologics Announces Positive Outcomes from the Second Meeting of the Independent Data Monitoring Committee for VIRAGE, the Company’s Phase 2b Clinical Trial of VCN-01 in Combination with Chemotherapy for Metastatic Pancreatic Ductal Adenocarcinoma (PDAC)

– The independent data monitoring committee (IDMC) considered VCN-01 to be well tolerated in metastatic PDAC patients treated with standard-of-care chemotherapy gemcitabine/nab-paclitaxel –

Rockville, MD, March 31, 2025 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced that a second Independent Data Monitoring Committee (IDMC) review of data from the VIRAGE Phase 2b clinical trial in newly-diagnosed metastatic pancreatic ductal adenocarcinoma (PDAC) found that that VCN-01 was well tolerated in combination with standard-of-care chemotherapy (gemcitabine/nab-paclitaxel) and the adverse event (AE) profile was as expected for the patient population and the medications being studied.

The IDMC, composed of key opinion leaders in pancreatic cancer and oncolytic viruses, reviewed clinical data from the complete safety population of 101 patients enrolled across 5 sites in the U.S. and 9 sites in Spain. The VCN-01 AE profile was consistent with that observed in prior clinical trials. The most common VCN-01 related AEs (pyrexia, flu-like illness, vomiting, nausea, and elevated transaminases) were transient and reversible. These AEs were observed to be less frequent and of reduced CTCAE grade after the second VCN-01 dose (administered on day 92) compared to the first VCN-01 dose (administered on day 1). The IDMC noted that the overall type and number of AEs in the VCN-01 treatment group was as expected for the pancreatic cancer population, the duration of treatment, and the administration of an oncolytic virus. VIRAGE patient enrollment was completed in September 2024 and topline clinical outcomes data are anticipated in Q2 2025.

"This second positive IDMC review of VCN-01 safety data from a larger number of patients affirms the feasibility of repeated VCN-01 dosing in metastatic PDAC patients" said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We are now working towards the release of topline clinical outcomes data in Q2 2025. If positive, these data, in combination with the previously reported feedback from the FDA and EMA, will guide the design of a potential Phase 3 registrational trial for discussion with regulatory agencies later this year.”

About VIRAGE

VIRAGE is a two-arm, Phase 2b open-label, randomized, controlled, multicenter clinical trial in patients with histologically confirmed, newly-diagnosed metastatic PDAC. Patients have been enrolled at 5 sites in the U.S> and 9 sites in Spain. In both the control and VCN-01 treatment arms, patients receive gemcitabine/nab-paclitaxel standard-of-care chemotherapy in repeated 28-day cycles until disease progression. In the VCN-01 treatment arm only, patients are also administered intravenous VCN-01 seven-days prior to starting the first and fourth cycles of gemcitabine/nab-paclitaxel treatment (study days 1 and ~92 respectively). Primary endpoints for the trial include overall survival and VCN-01 safety/tolerability. Additional endpoints include progression free survival, objective response rate, and measures of VCN-01 biodistribution, replication, and immune response. More information about the trial is available on Clinicaltrials.gov (NCT05673811), through the Spanish Clinical Trials Registry and European Union Drug Regulating Authorities Clinical Trials Database (EudraCT Number: 2022-000897-24).

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients in clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection).

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding topline clinical outcomes data being anticipated in Q2 2025; the second positive IDMC review of VCN-01 safety data from a larger number of patients affirming the feasibility of repeated VCN-01 dosing in metastatic PDAC patients; and these data, in combination with the previously reported feedback from the FDA and EMA, guiding the design of a potential Phase 3 registrational trial for discussion with regulatory agencies later this year. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to provide topline data in Q2 2025 and generate positive clinical data that establishes VCN-01 may lead to improved clinical outcomes for patients with PDAC and other solid cancers; effectively design the Phase 3 study protocol; the Company’s ability to reach clinical milestones when anticipated; the Company’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the Company’s ability to promote or commercialize their product candidates for the specific indications, acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s products, developments by competitors that render such products obsolete or non-competitive, the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s patent estate; the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com

Source: Theriva Biologics, Inc.